Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-192178

November 11, 2013

T-Mobile Announces

Proposed Public Offering of Common Stock

BELLEVUE, Wash. – November 11, 2013 – T-Mobile US, Inc. (NYSE: TMUS) (“T-Mobile”) announced today that it is commencing an offering of 66,150,000 shares of its common stock in a registered public offering. T-Mobile expects to use the net proceeds from this offering for general corporate purposes, including capital investments, enhancing its financial flexibility and opportunistically acquiring additional spectrum in private party transactions and/or government auctions. T-Mobile intends to grant the underwriters in this offering the option to purchase up to an additional 6,615,000 shares of its common stock.

Morgan Stanley & Co. LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are the joint book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”), which allows for the offering of common stock, preferred stock, debt securities and related guarantees. In addition to the offering of shares of our common stock described in this press release, on an opportunistic basis T-Mobile may seek to raise (immediately or from time to time) additional capital through the offering of debt or equity securities in amounts that may be significant, subject to market conditions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer will file with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by calling (866) 718-1649, or by emailing prospectus@morganstanley.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com.; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (866) 803-9204; Credit Suisse, Prospectus Department, One Madison Ave., New York, NY 10010, telephone: 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com; or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by telephone at +1 (800) 503-4611 or by email at prospectus.cpdg@db.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on T-Mobile management’s current expectations. Such statements include, without limitation, plans, projections and estimates regarding the use of proceeds from the proposed offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect T-Mobile and its results is included in T-Mobile’s filings with the SEC, which are available at http://www.sec.gov.

SOURCE: T-Mobile US, Inc.

Press Contact:

Media Relations

T-Mobile US, Inc.

mediarelations@t-mobile.com

http://newsroom.t-mobile.com

or

Investor Relations Contact:

Nils Paellmann

T-Mobile US, Inc.

877-281-TMUS or 212-358-3210

investor.relations@t-mobile.com

http://investor.t-mobile.com